Exhibit 99.1

On February 29, 2008, the Board of Directors of First United Ethanol, LLC unanimously elected Tommy Dollar as Chairman of the Board of Directors. Since FUEL’s inception, Murray Campbell served as Chairman. On January 16th, Mr. Campbell began to serve FUEL as interim-CEO and on March 21, Mr. Campbell accepted the position of Chief Executive Officer of FUEL.
Tommy Dollar has served on the board since September 2005 and has played an important role in FUEL’s success. Mr. Dollar is President and majority owner of Dollar Farm Products. He is currently president of Decatur Gin Company in Bainbridge and Miller County Gin in Colquitt. Mr. Dollar is also engaged in a farming operation under the name Dollar Family Farms. He presently is on the board of directors at Park Avenue Bank in Bainbridge, American Peanut Growers Group in Donalsonville and Chem-Nut in Albany.
Mr. Dollar and his wife, Audrey Turner Dollar, live in Bainbridge and have three children, Garet, Anna Beth and Hugh.
Food vs. Fuel
Many of our investors have received questions regarding the food vs. fuel debate. The ethanol industry has been under attack lately due to rising costs of food. While corn, wheat and soybean prices have risen dramatically, the higher price of food is tied more to the soaring costs of other inputs such as gasoline for transportation, marketing and packaging. Americans spend only 11% of their income on food, making our food supply the cheapest yet safest in the world. According to the USDA, farmers receive less than 20% of each dollar that is spent on food. Did you know there is less than ten cents worth of corn in a box of Corn Flakes?
For more info on this issue, view the Ethanol Industry Outlook at the Renewable Fuels Assn.’s website at www.ethanolrfa.org or read the National Corn Growers’ Food vs. FUEL article at www.ncga.com/news/OurView/pdf/2006/FoodANDFuel.pdf. FUEL offers both of these links on its website under useful links.
Government Regulations Update
The ethanol market in the Southeast is continuing to develop as barriers to ethanol blending at the state regulatory level have been essentially removed. Nearly every state in the Southeast has amended its regulatory levels to allow blending.
• South Carolina: Ruling effective January 2008
• Alabama: Rule change effective February 2008
• Georgia: Rule change effective March 4, 2008
• North Carolina: Temporary ruling filed, expected to be implemented no later than March 30, 2008
• Florida: Amended fuel quality regulations expected to be filed by March 20, effective immediately. Proposed Energy Bill mandating 10% blend usage.
In anticipation of first grind in Fall 2008, FUEL will begin its hiring process in May. FUEL will post job descriptions on its website. All applications will be received by the Georgia Department of Labor. Once determined, the start date for applications will be posted on the FUEL website.
firstunitedethanol.com

Plant construction by Fagen, Inc. is on track to achieve substantial completion within the 545-day period following the notice to proceed. All civil work is complete with the exception of the water treatment building. All major process equipment is in place, steel work is about 80% complete and the process building siding and roofing is about 75% complete. Current work is focusing on piping, instrumentation and electrical installation. Overall construction is about 50% complete with fermentation and process at about 60%, distillation and evaporation at about 65%, energy building at about 50%, grain handling at about 40%, tank farm and cooling tower at about 65% and water treatment at about 10%. The plant’s rail system is about 75% complete. Cabling and installation of transformers on site for permanent power is complete and the grading for the Georgia Power sub-station is in progress. The two process wells have been drilled and the office building is under construction.

Risk Management
Given the volatile commodities markets, FUEL is implementing its risk management policies and working with our industry leading partners to manage our position within the corn, ethanol and natural gas markets. On March 27th, FUEL hosted a Risk Management Summit Meeting with Eco-Energy who is handling FUEL’s ethanol marketing, Palmetto Grain who is handling grain procurement and DDGS sales and FCStone who will be providing risk management expertise to FUEL. This summit served as an on-site summation of the research, conference calls and meetings that have been ongoing throughout the project.
This newsletter contains forward-looking statements that involve future events, our future performance and our expected future operations and actions. In some cases you can identify forward-looking statements by the use of words such as “may,” “will,” “should,” “anticipate,” “believe,” “expect,” “plan,” “future,” “intend,” “could,” “estimate,” “predict,” “hope,” “potential,” “continue,” or the negative of these terms or other similar expressions. These forward-looking statements are only our predictions and involve numerous assumptions, risks and uncertainties, including, but not limited to those listed below and those business risks and factors described in our filings with the Securities and Exchange Commission (“SEC”).
Changes in our business strategy, capital improvements or development plans; Construction delays and technical difficulties in constructing the plant; Changes in the environmental regulations that apply to our plant site and operations; Changes in general economic conditions or the occurrence of certain events causing an economic impact in the agriculture, oil or automobile industries; Changes in the availability and price of natural gas and corn, and the market for distillers grains; Changes in federal and/or state laws (including the elimination of any federal and/or state ethanol tax incentives); Overcapacity within the ethanol industry; Changes and advances in ethanol production technology; and Competition from alternative fuel additives.
Our actual results or actions could and likely will differ materially from those anticipated in the forward-looking statements for many reasons, including the reasons described in this communication. We are not under any duty to update the forward-looking statements contained in this newsletter. We cannot guarantee future results, levels of activity, performance or achievements. We caution you not to put undue reliance on any forward-looking statements, which speak only as of the date of this communication. You should read this newsletter with the understanding that our actual results may be materially different from what we currently expect. We qualify all of our forward-looking statements by these cautionary statements.